Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Strong Volume Gains Drive Air Products To Record
Operating Earnings Per Share Of $.92
Access the Q3 earnings teleconference scheduled for 10:00 a.m. Eastern Time on July 26 by calling (913) 312-1300 and entering passcode 3768544, or listen on the Web at: www.airproducts.com/Invest/financialnews/EarningsReleases.htm.
LEHIGH VALLEY, Pa. (July 26, 2006) — Air Products (NYSE:APD) today reported net income of $210 million or diluted earnings per share (EPS) of $.92 for its third fiscal quarter ended June 30, 2006. Net income increased 10 percent and diluted EPS was up 12 percent compared with the prior year.
Third quarter earnings comparisons are affected by the adoption of Statement of Financial Accounting Standards No. 123R and expensing of stock options as of October 1, 2005. On a comparable basis (including stock compensation expenses), net income increased 14 percent and diluted EPS increased 16 percent. A reconciliation can be found at the end of this release. The following discussion of third quarter results is on a comparable basis.
Revenues of $2,320 million were up 12 percent and operating income of $298 million was up 18 percent over the prior year on strong Gases volumes and higher Equipment activity.
John P. Jones, chairman and chief executive officer, said, “We produced record earnings and sales this quarter and continued to improve our return on capital. This performance was powered by strong volumes across our global energy and process industries (EPI), electronics, and merchant gas businesses, demonstrating the strength of our business and market positions to continue to deliver profitable growth and higher returns.”
Strong volumes drove record Gases segment sales of $1,689 million up 14 percent and operating income of $241 million up 19 percent over the prior year. EPI reflected the positive impact of five new hydrogen plants which have come onstream in fiscal 2006. Electronics gases and specialty materials continued to grow, with solid demand from semiconductor and flat panel markets. The global merchant gas business also saw volume growth in all regions of the world with improved recovery of energy costs in North America.
Chemicals segment sales of $480 million were flat with the prior year, as better pricing offset weaker volumes. Chemicals operating income of $42 million was down 10 percent on lower volumes, principally due to two customer shutdowns in the company’s polyurethane intermediates business over the past year.
Equipment segment revenues of $150 million rose 28 percent over the prior year and operating income of $26 million was up significantly, driven by high LNG heat exchanger and large air separation activity. The company’s $623 million backlog remains strong, with one new LNG heat exchanger order signed in the quarter. Air Products also won a new contract to supply two large air separation units for one of the world’s largest gas-to-liquids (GTL) projects in Nigeria.
Looking forward, Mr. Jones said, “For the third consecutive year, we are on track to deliver double-digit sales growth, double-digit earnings growth, and improved return on capital. This performance is a real tribute to our employees who are transforming Air Products into a higher growth, less cyclical and higher return company.”
Air Products raised its full-year EPS estimate to between $3.49 and $3.53 per share, an 18-20 percent improvement over the prior year. This guidance excludes any impact related to ongoing Chemicals portfolio and business simplification actions.
Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $8.1 billion, operations in over 30 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.
NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors. Actual performance and financial results may differ materially from those expressed in the forward-looking statements because of many factors, including those specifically referenced as future events or outcomes that the company anticipates as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for Air Products’ goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; changes in government regulations; consequences of acts of war or terrorism impacting the United States’ and other markets; charges related to currently undetermined portfolio management and cost reduction actions; the success of implementing cost reduction programs; the timing, impact, ability to complete and other uncertainties of future acquisitions or divestitures or unanticipated contract terminations; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the recovery of insurance proceeds; the impact of new financial accounting standards; and the timing and rate at which tax credits can be utilized. The company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any change in the company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.
Reconciliation:
Effective 1 October 2005, the company adopted SFAS No. 123R, which requires companies to expense the grant-date fair value of employee stock options. Prior year results have not been restated.
This press release contains non-GAAP measures, which adjust prior year results to include the pro forma impact of expensing employee stock options based on previous footnote disclosures required by SFAS No. 123. Stock options have been accounted for as equity instruments. See the discussion under Share-Based Payments in the Notes to the consolidated financial statements. The presentation of these non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the company’s management uses internally to evaluate the company’s baseline performance.

				FY05 Q3	FY05 Q3	% Change
	FY06 Q3	FY05 Q3		Pro forma Stock	Non-GAAP	Non-GAAP
	GAAP	GAAP	% Change	Option Expense	Measure	Measure

Operating Income
Gases	$241.0	$210.5	14%	$7.8	$202.7	19%
Chemicals	41.9	49.1	(15%)	2.4	46.7	(10%)
Equipment	25.9	11.3	129%	.5	10.8	140%
Corporate	(10.7)	(8.1)	(32%)	.4	(8.5)	(26%)

Consolidated Operating Income	$298.1	$262.8	13%	$11.1	$251.7	18%

Net Income	$210.3	$190.6	10%	$6.9	$183.7	14%

Diluted EPS	$.92	$.82	12%	$.03	$.79	16%

Please review the attached financial tables:

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

(Millions of dollars, except for share data)
	Three Months Ended		Nine Months Ended
	30 June		30 June
	2006	2005	2006	2005

SALES	$2,319.6	$2,078.4	$6,735.4	$6,072.7
COSTS AND EXPENSES
Cost of sales	1,709.5	1,531.7	5,024.4	4,476.1
Selling and administrative	284.0	261.1	814.1	771.1
Research and development	39.1	33.3	114.6	99.5
Gain on sale of a chemical facility	—	—	(70.4)	—
Impairment of loans receivable	—	—	65.8	—
Other (income) expense, net	(11.1)	(10.5)	(58.0)	(27.3)

OPERATING INCOME	298.1	262.8	844.9	753.3
Equity affiliates’ income	25.9	26.3	78.0	77.0
Interest expense	29.5	25.9	81.1	83.5

INCOME BEFORE TAXES AND MINORITY INTEREST	294.5	263.2	841.8	746.8
Income tax provision	77.8	64.3	224.0	197.0
Minority interest	6.4	8.3	22.8	17.1

NET INCOME	$210.3	$190.6	$595.0	$532.7

BASIC EARNINGS PER COMMON SHARE	$.94	$.84	$2.67	$2.35

DILUTED EARNINGS PER COMMON SHARE	$.92	$.82	$2.61	$2.29

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	223.0	226.7	222.6	227.1

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	229.2	232.4	228.3	232.9

DIVIDENDS DECLARED PER COMMON SHARE — Cash	$.34	$.32	$1.00	$.93

Other Data:
Capital Expenditures	$248.2	$274.1	$1,194.6	$768.0
Depreciation and Amortization	$198.8	$181.6	$574.1	$538.1

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Millions of dollars)
	30 June	30 September
	2006	2005

ASSETS

CURRENT ASSETS
Cash and cash items	$60.5	$55.8
Trade receivables, less allowances for doubtful accounts	1,553.5	1,506.6
Inventories and contracts in progress	706.9	577.2
Other receivables and current assets	291.6	275.1

TOTAL CURRENT ASSETS	2,612.5	2,414.7

INVESTMENTS IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	736.4	663.7
PLANT AND EQUIPMENT, at cost	13,867.3	12,913.3
Less accumulated depreciation	7,582.9	7,044.5

PLANT AND EQUIPMENT, net	6,284.4	5,868.8

GOODWILL	1,031.5	920.0
INTANGIBLE ASSETS, net	114.5	98.7
OTHER NONCURRENT ASSETS	511.5	442.9

TOTAL ASSETS	$11,290.8	$10,408.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,326.2	$1,378.0
Accrued income taxes	162.2	118.2
Short-term borrowings and current portion of long-term debt	572.8	447.0

TOTAL CURRENT LIABILITIES	2,061.2	1,943.2

LONG-TERM DEBT	2,406.7	2,052.9
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	847.6	821.6
DEFERRED INCOME TAXES	757.5	834.5

TOTAL LIABILITIES	6,073.0	5,652.2

MINORITY INTEREST IN SUBSIDIARY COMPANIES	171.2	181.1

SHARE-BASED COMPENSATION	—	30.0

TOTAL SHAREHOLDERS’ EQUITY	5,046.6	4,545.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,290.8	$10,408.8

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Millions of dollars)
	Nine Months Ended
	30 June
	2006	2005

OPERATING ACTIVITIES
Net Income	$595.0	$532.7
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	574.1	538.1
Deferred income taxes	(15.0)	19.2
Undistributed earnings of unconsolidated affiliates	(48.6)	(42.2)
Gain on sale of assets and investments	(9.5)	(7.1)
Gain on sale of a chemical facility	(70.4)	—
Impairment of loans receivable	65.8	—
Share-based compensation	48.7	9.9
Other	(34.2)	48.7

Subtotal	1,105.9	1,099.3
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(18.2)	(34.1)
Inventories and contracts in progress	(104.7)	(30.4)
Payables and accrued liabilities	(91.5)	(138.9)
Other	7.7	46.6

CASH PROVIDED BY OPERATING ACTIVITIES	899.2	942.5

INVESTING ACTIVITIES
Additions to plant and equipment (a)	(1,048.2)	(685.1)
Investment in and advances to unconsolidated affiliates	(18.1)	(7.3)
Acquisitions, less cash acquired (b)	(127.0)	(72.7)
Proceeds from sale of assets and investments	200.8	54.0
Proceeds from insurance settlements (c)	49.0	—
Other	(2.7)	3.7

CASH USED FOR INVESTING ACTIVITIES	(946.2)	(707.4)

FINANCING ACTIVITIES
Long-term debt proceeds	289.7	505.4
Payments on long-term debt	(150.0)	(593.3)
Net increase in commercial paper and short-term borrowings	215.8	238.0
Dividends paid to shareholders	(218.2)	(204.7)
Purchase of Treasury Stock	(193.1)	(376.4)
Proceeds from stock option exercises	89.9	132.6
Other	14.6	—

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	48.7	(298.4)

Effect of Exchange Rate Changes on Cash	3.0	(.9)

Increase (Decrease) in Cash and Cash Items	4.7	(64.2)
Cash and Cash Items — Beginning of Year	55.8	146.3

Cash and Cash Items — End of Period	$60.5	$82.1

(a)	Includes $297.2 for the repurchase of cryogenic vessel equipment in 2006. Excludes capital lease additions of $1.3 and $2.3 in 2006 and 2005, respectively.

(b)	Excludes $.6 of capital lease obligations assumed in acquisitions in 2005.

(c)	Includes $25.0 received in the first quarter of 2006 which was previously classified as operating activities. This classification has been revised to investing activities.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. CHEMICALS SEGMENT PORTFOLIO MANAGEMENT
In March 2006, the company announced it is exploring the sale of its Amines and Polymers businesses, restructuring its Polyurethane Intermediates business, sold its dinitrotoluene (DNT) production facility in Geismar, La., and invested in its Performance Materials business with the acquisition of specialty surfactants producer Tomah3 Products.
Exploring Sale of Amines and Polymers Business
Air Products is exploring the sale of its Amines and Polymers businesses as part of the company’s ongoing portfolio management activities. The Amines business generated approximately $300 in revenues in 2005. Amines production facilities are located in Pace, Fla.; St. Gabriel, La.; and Camacari, Brazil. The consolidated Air Products Polymers joint venture with Wacker Chemie AG of Germany had approximately $550 in 2005 revenues with six manufacturing facilities including: South Brunswick, N.J.; Piedmont, S.C.; Calvert City, Ky.; Elkton, Md.; Ulsan, Korea; and Köln, Germany. Goldman Sachs is acting as the financial adviser to Air Products in connection with the potential sale of these businesses, which will be subject to Air Products’ Board of Directors and regulatory approval. These businesses will be reported as discontinued operations if and when the Board of Directors commits to sell the businesses.
Gain on Sale of a Chemical Facility
On 31 March 2006 as part of its announced restructuring of its Polyurethane Intermediates business, the company sold its DNT production facility in Geismar, La., to BASF Corporation for $155.0. Expense was recognized for the write-off of the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction. The Air Products industrial gas facilities at this same location were not included in this transaction and will continue to produce and supply hydrogen, carbon monoxide and syngas for BASF and other customers.
Acquisition of Tomah3 Products
On 31 March 2006, the company acquired Tomah3 Products of Milton, Wis., in a cash transaction valued at $120.5. A preliminary purchase price allocation was made in the second quarter. This allocation was revised in the third quarter based on a preliminary third-party appraisal and the allocation will be finalized in the fourth quarter. At 30 June 2006, goodwill recognized in this transaction amounted to $73.1 and identified intangibles amounted to $24.1. With sales of $73 in 2005, Tomah3 produces specialty surfactants and processing aids primarily for growth segments of the institutional and industrial cleaning, mining and oil field industries, among others. The Tomah3 acquisition reflects the company’s strategy to expand its presence in profitable market segments where it can build on its surface science expertise.
Impairment of Loans Receivable
In the second quarter of 2006, the company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the company’s Polyurethane Intermediates business. To facilitate the supplier’s ability to emerge from bankruptcy in June 2003 and continue to supply product to the company, the company and other third parties agreed to participate in the supplier’s financing. Subsequent to the initial financing, the company and the supplier’s other principal lender executed standstill agreements which temporarily amended the terms of the loan agreements, primarily to allow the deferral of principal and interest payments. Based on events occurring within the second quarter of 2006, management concluded that the company would not be able to collect any amounts due. These events included the company’s announcement of its plan to restructure its Polyurethane Intermediates business and notification to the supplier of the company’s intent not to enter into further standstill agreements.

2. SHARE REPURCHASE PROGRAM
In March 2006, the Board of Directors approved a $1,500 share repurchase program. The company began the share repurchase program in the third quarter and expects to complete $500 of the program by 31 December 2006. During the third quarter of 2006, the company purchased 3.2 million of its outstanding shares at a cost of $206.9.
3. PURCHASE OF CRYOGENIC VESSEL EQUIPMENT
On 31 March 2006, the company exercised its option to purchase certain cryogenic vessel equipment for $297.2, thereby terminating an operating lease originally scheduled to end 30 September 2006. The company originally sold and leased back this equipment in 2001, resulting in proceeds of $301.9 and recognition of a deferred gain of $134.7 which was included in other noncurrent liabilities. In March 2006, the company recorded the purchase of the equipment for $297.2 and reduced the carrying value of the equipment by the $134.7 deferred gain derived from the original sale-leaseback transaction.
4. REVOLVING CREDIT FACILITY
On 23 May 2006, the company entered into a five-year $1,200 revolving credit agreement with a syndicate of banks, under which senior unsecured debt is available to both the company and certain of its subsidiaries. This agreement terminates and replaces the company’s $700 revolving credit agreement dated 18 December 2003.
5. HURRICANES
In the fourth quarter of 2005, the company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. Other industrial gases and chemicals facilities in the Gulf Coast region also sustained damages from Hurricanes Katrina and Rita in fiscal 2005.
Insurance recoveries for property damages and business interruption are recognized as claims are settled. Operating income for the three and nine months ended 30 June 2006 included a net gain of $9.1 and $36.3, respectively, related to insurance recoveries net of expenses for property damage. During the three and nine months ended 30 June 2006, the company collected insurance proceeds of $13.2 and $49.0, respectively. The company estimates the impact of business interruption at $(4.6) and $(37.3) for the three and nine months ended 30 June 2006.
A table summarizing the impact of the Hurricanes is provided below:

	Three Months Ended	Nine Months Ended
	30 June 2006	30 June 2006

Insurance Recoveries Recognized	$18.0	$54.2
Property Damage	(8.9)	(17.9)

	$9.1	$36.3
Estimated Business Interruption	(4.6)	(37.3)

Total Estimated Impact	$4.5	$(1.0)

6. SHARE-BASED COMPENSATION
Effective 1 October 2005, the company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” and related interpretations and began expensing the grant-date fair value of employee stock options. Prior to 1 October 2005, the company applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options, as options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The estimated impact of adopting SFAS No. 123R in 2006 is expected to reduce diluted earnings per share for the year by approximately $.13. The pro forma impact of expensing employee stock options in 2005 would have been a reduction of diluted earnings per share of $.13 for the year based on the disclosures required by SFAS No. 123.
The adoption of SFAS No. 123R requires a change in accounting for awards granted on or after 1 October 2005 to accelerate expense to the retirement eligible date for individuals who meet the requirements for immediate vesting of awards upon their retirement. The impact of this change in 2006 for all share-based compensation programs is estimated to reduce diluted earnings per share for the year by approximately $.03, principally related to the stock option program, and is included in the total estimated impact of adopting SFAS No. 123R of $.13 for the year.
The company adopted SFAS No. 123R using the modified prospective transition method and therefore has not restated prior periods. Under this transition method, compensation cost associated with employee stock options recognized in 2006 includes amortization related to the remaining unvested portion of stock option awards granted prior to 1 October 2005, and amortization related to new awards granted after 1 October 2005.
Because certain of the company’s share-based compensation programs included a provision for a contingent cash settlement in the event of a change in control, the carrying amount of these awards based on a grant-date intrinsic value is presented separately in the 30 September 2005 balance sheet outside of shareholders’ equity. During the quarter ended 30 June 2006, the company undertook a process to amend its outstanding share-based compensation awards to remove the contingent cash settlement provision, resulting in no separate presentation outside of shareholders’ equity as of 30 June 2006.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)
	Three Months Ended		Nine Months Ended
	30 June		30 June
	2006	2005	2006	2005

Revenues from external customers
Gases	$1,689.1	$1,479.1	$4,894.8	$4,333.6
Chemicals	480.4	482.4	1,418.1	1,442.0
Equipment	150.1	116.9	422.5	297.1

Segment and Consolidated Totals	$2,319.6	$2,078.4	$6,735.4	$6,072.7

Operating income
Gases	$241.0	$210.5	$698.9	$637.1
Chemicals	41.9	49.1	111.5	114.1
Equipment	25.9	11.3	66.4	25.2

Segment Totals	308.8	270.9	876.8	776.4

Corporate research and development and other income (expense)	(10.7)	(8.1)	(31.9)	(23.1)

Consolidated Totals	$298.1	$262.8	$844.9	$753.3

Equity affiliates’ income
Gases	$19.6	$21.9	$66.8	$67.0
Chemicals	6.3	4.4	11.2	10.0
Equipment	—	—	—	—

Segment and Consolidated Totals	$25.9	$26.3	$78.0	$77.0

(Millions of dollars)
	30 June	30 September
	2006	2005

Identifiable assets (a)
Gases	$8,626.9	$7,764.1
Chemicals	1,329.3	1,348.4
Equipment	275.8	247.0

Segment Totals	10,232.0	9,359.5

Corporate assets	322.4	385.6

Consolidated Totals	$10,554.4	$9,745.1

(a)	Identifiable assets are equal to total assets less investments in equity affiliates.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY GEOGRAPHIC REGIONS
(Unaudited)

(Millions of dollars)
	Three Months Ended		Nine Months Ended
	30 June		30 June
	2006	2005	2006	2005

Revenues from external customers
North America	$1,337.0	$1,203.4	$3,961.6	$3,528.1
Europe	650.2	579.8	1,823.5	1,708.9
Asia	288.1	249.0	820.2	711.3
Latin America	44.3	46.2	130.1	124.4

Total	$2,319.6	$2,078.4	$6,735.4	$6,072.7

Note:	Geographic information is based on country of origin. The Europe segment operates principally in Belgium, France, Germany, the Netherlands, the U.K., and Spain. The Asia segment operates principally in China, Japan, Korea and Taiwan.
#          #          #
Media Inquiries:
     Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com
Investor Inquiries:
     Phil Sproger, tel: (610) 481-7461; e-mail: sprogepc@airproducts.com